Exhibit (c)(2)

Confidential Treatment Requested. Confidential portion of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

Project Newbury Strictly Private and Confidential February 2, 2023 Citi Banking, Capital Markets & Advisory | Real Estate & Lodging Presentation to the Special Committee

Disclaimer

The accompanying pages contain material provided to the Special Committee (the “Special Committee”) of the Board of Directors of AlerisLife Inc. (“Aleris”, “ALR” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a potential transaction involving AlerisLife and ABP Trust (“ABP”), of which Adam Portnoy is a principal.

The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that it is not aware of any relevant information that has been omitted or that remains undisclosed to Citi.

The accompanying material was not prepared for use by readers not as familiar with the Company as the Special Committee and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice.

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1. Situation Overview

Situation Overview

- AlerisLife Inc. (Nasdaq: "ALR"), f/k/a Five Star Senior Living Inc., operates an evolving portfolio of residential and lifestyle services for older adults
- Facing financial and operational difficulties, ALR began restructuring its business in 2019 by reaching an agreement with its main landlord, Diversified Healthcare Trust (Nasdaq: "DHC"), f/k/a as Senior Housing Properties Trust, to restructure the business arrangement between the parties
  - In addition to the replacement of master leases with management agreements, the agreement provided for the issuance of ALR stock to DHC (externally managed by The RMR Group LLC, a subsidiary of The RMR Group Inc. (collectively, "RMR")), resulting in DHC becoming a significant shareholder of AlerisLife (currently owning 32.8% of ALR's common stock)
  - Separately, ALR has a business management agreement with RMR
- ABP Trust ("ABP"), a private entity owned and controlled by Adam Portnoy, approached ALR in late 2022 with the intention to acquire ALR in coordination with DHC in an all-cash transaction
  - Following several weeks of negotiations, ABP proposed an offer price of $1.31 per share, representing a premium of approximately 62% over the closing share price on February 2, 2023

Capitalization

As of Year End 2022

($ in millions, except per share data)	At Market	At Transaction
Share Price	$0.81[1]	$1.31
Fully Diluted Shares Outstanding[2]	33.5	33.5
Total Implied Equity Capitalization	**$27.1**	**$43.8**
Mortgage Notes	6.4	6.4
Senior Secured Term Loan	67.6	67.6
Total Debt	**$74.0**	**$74.0**
(-) Cash and Cash Equivalents[3]	(49.6)	(49.6)
Net Debt	**$24.4**	**$24.4**
Total Implied Enterprise Value (TEV)	**$51.5**	**$68.2**

Selected Implied EBITDA Multiples	**Statistic[4]**	**Metric**	**Metric**
TEV / 2022E EBITDA[5]	($15.6)	NM	NM
TEV / 2023E EBITDA	4.3	11.9x	15.7x
TEV / 2024E EBITDA	18.0	2.9	3.8

Selected Implied Leverage Multiples		
Net Debt / 2023E EBITDA	5.6x	5.6x

Source: ALR Management, public filings, press releases and FactSet as of 02/02/2023.
Note: ALR projections and 2022 YE capitalization per ALR management as of February 2023. "NM" denotes not meaningful.
(1) At Market share price as of 02/02/2023.
(2) Fully diluted shares outstanding as of 02/02/2023 per ALR management.
(3) 2022 YE cash balance of $49.6 excluding cash held by ALR's captive insurance entity and not readily available for general operating purposes per ALR management.
(4) EBITDA burdened by non-cash stock-based compensation.
(5) 2022E EBITDA includes three quarters of actuals and one quarter of projections.

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Timeline of Transaction Events Late 2022 ALR’s Board of Directors was made aware of ABP’s intention to acquire all of the outstanding shares of common stock of ALR th at it does not already own Dec. 22, 2022 ABP conveyed a verbal all - cash offer to acquire all shares of ALR not already owned by ABP for $0.95 per share − Indicated that based on discussions, DHC (a 32.8% shareholder) will enter into a tender and assignment agreement with ABP − Each of ABP and DHC have stated that it will not sell shares of AlerisLife common stock held by it to any other party ABP separately indicated that it would like to effect the transaction via a tender offer subject to a negotiated merger agree men t Jan. 6, 2023 After its initial evaluation of the proposal, the Special Committee authorized a response to ABP that the Special Committee w oul d be willing to consider a potential transaction at a higher price Jan. 9, 2023 ABP responded with a proposal of $1.05 per ALR share, which was subsequently raised to $1.10 on the same day − ABP also clarified that the tender offer is expected to be subject to a minimum acceptance condition of a majority of the out sta nding ALR shares, followed by a short - form merger Separately, ABP represented that it would fund the transaction through cash on hand and offered to provide documentation evid enc ing availability of such funds Jan. 11, 2023 Special Committee evaluated the revised proposal and indicated its general interest in continuing to evaluate a potential tra nsa ction with ABP subject to completion of its due diligence on ALR Weeks of Jan. 16 and Jan. 23, 2023 ALR management provided detailed information on ALR’s tax attributes as well as further information to support the financial due diligence conducted on behalf of the Special Committee Jan. 26, 2023 Mitzvah Capital LLC sent an unsolicited proposal to ALR indicating its desire to acquire ALR ‒ Letter lacked support for proposed offer price per share, level of committed funding sources, due diligence undertaken to dat e a nd level of expertise in public company transactions Feb. 1, 2023 Special Committee determined that the proposal from Mitzvah Capital LLC was not creditable ‒ Separately, the Special Committee articulated the desire to ask ABP to (a) increase its proposal and (b) drop the termination fe e In subsequent discussions, ABP proposed a revised offer of $1.20 per ALR share and agreed to drop the termination fee Feb. 2, 2023 Management provided further due diligence information around the year - end 2022 balance sheet position and share count ‒ Based upon review of such information the Special Committee decided to discuss those findings and its implications with ABP ‒ ABP subsequently agreed to increase its proposed offer price to $1.31 per ALR share 3

$0.00 $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $1.00 12/1/22 12/8/22 12/15/22 12/22/22 12/29/22 1/5/23 1/12/23 1/19/23 1/26/23 2/2/23 ALR Share Price Development Over Time Source: FactSet as of 02/02/2023. January 9, 2023: Revised ABP Proposal of $1.10 December 22, 2022: Initial ABP Proposal of $0.95 February 1, 2023: Revised ABP Proposal of $1.20 $0.81 January 26, 2023: Unsolicited Proposal by Mitzvah Capital ALR Share Price and Daily Trading Volume Daily Trading Volume (in 000s): 1,200 1,000 800 600 400 200 0 Share Price Daily Trading Volume (000s) February 2, 2023: Revised ABP Proposal of $1.31 4

Structure Acquisition by ABP of AlerisLife through a tender offer by a wholly owned subsidiary of ABP Acquisitions LLC (“Parent” and, such subsidiary, “Purchaser”) for all outstanding shares of AlerisLife common stock not owned directly or indirectly by Parent, Purchaser and certain other persons (the “Tender Offer”), followed by the merger of Purchaser with and into AlerisLife , with AlerisLife continuing as the surviving corporation (the “Merger” and, taken together with the Tender Offer as an integrated transaction, the ”Transaction” ) − As of September 30, 2022, ABP owned approximately 5.5% of outstanding shares of AlerisLife common stock (1) Consideration $1.20 per share of AlerisLife common stock payable in the Transaction, to be funded with cash on hand − Implies $40.2mm AlerisLife equity market capitalization Deal Protection No - shop obligation, subject to ability of AlerisLife Board or Special Committee to make an adverse recommendation change or terminate the merger agreement in connection with a superior proposal or make an adverse recommendation change in connection with an intervening event (unrelated to an acquisition proposal), in each case, after affording Parent matching rights Certain Closing Conditions Tender of shares of Aleris common stock that, together with such shares owned by any person that directly or indirectly owns the outstanding equity interests of Purchaser, or any wholly owned subsidiary of Parent, represents at least a majority of the th en - outstanding shares of AlerisLife common stock at the Tender Offer expiration time No AlerisLife material adverse effect Receipt of DHC consent (required pursuant to master management agreement with AlerisLife and also containing an agreement by DHC to tender its shares of AlerisLife common stock into the Tender Offer and the right of DHC to purchase, prior to December 31, 2023, shares of the surviving corporation equal to the number of shares of AlerisLife common stock held by DHC immediately prior to the Tender Offer acceptance time based on the $1.20 per share consideration) and MidCap consent (required pursuant to a credit and security agreement with AlerisLife and related documents) Consummation of the Tender Offer (in the case of the Merger) Certain Termination Rights By AlerisLife or Parent if ( i ) Tender Offer acceptance time has not occurred by 11:59 p.m., Eastern time, on a specified date or (ii) final and non - appealable legal restraint is imposed prohibiting consummation of the Tender Offer By Parent if ( i ) AlerisLife Board or Special Committee makes an adverse recommendation change, (ii) AlerisLife breaches merger agreement giving rise to a condition failure or (iii) the Tender Offer expires without acceptance for payment of shares of AlerisLife pursuant to the Tender Offer when all offer conditions have been satisfied or waived (other than the minimum acceptance condition) By AlerisLife ( i ) to accept a superior proposal, (ii) if Parent breaches merger agreement giving rise to a condition failure or (iii) if Purc has er fails to accept for payment all shares of AlerisLife common stock tendered pursuant to the Tender Offer Expense Reimbursement Expense reimbursement of up to $750,000 if merger agreement is terminated ( i ) in connection with an adverse recommendation change or to accept a superior proposal or (ii) (A) because the Tender Offer fails to close by the outside date, AlerisLife breaches merger agreement giving rise to condition failure or the Tender Offer expires without acceptance for payment of shares of AlerisLife pursuant to the Tender Offer when all offer conditions have been satisfied or waived (other than the minimum acceptance condition), (B) an acquisiti on proposal has been publicly disclosed and not withdrawn and (C) a definitive agreement in respect of an acquisition proposal is entered in to, or an acquisition proposal is consummated, within 12 months of such termination Source: Draft, dated February 1, 2023, of Agreement and Plan of Merger and ALR Management. (1) Separately, Adam Portnoy, a principal of ABP, owns 0.2% of the outstanding AlerisLife common stock and is the majority owner of RMR, which owns 0.5% of AlerisLife common stock. Summary of Selected Transaction Terms 5

2. Company Financial Projections

Selected Assumptions Underlying Financial Projections for ALR

Senior Living Communities – Owned Portfolio	• Average occupancy for the owned portfolio is forecasted to increase 780 bps (Average Daily Census, "ADC," increase of 164) in 2023, 500 bps (ADC increase of 105) in 2024, 320 bps (ADC increase of 67) in 2025, 170 bps (ADC increase of 36) in 2026 and 60 bps (ADC increase of 13) in 2027 • RevPOR is forecasted to increase 11% in 2023, 9% in 2024, 5% in 2025 and 3% in 2026 and 2027 • Residential wages and benefits as a percentage of residential revenues are forecasted to decrease to 62% in 2023, 59% in 2024 and 58% from 2025 through 2027 • Decrease in wages and benefits as a percentage of revenues will be driven by the operational efficiencies and increase in occupancy • Other residential operating expenses as a percentage of residential revenues are forecasted to decrease to 35% in 2023, 30% in 2024 and 27% from 2025 through 2027
Lifestyle Services Assumptions	• Forecast assumes opening of 18 Ageility outpatient locations in 2023 and 9 Ageility outpatient locations in 2024 • Years 2025 through 2027 assume focus on growing revenues at existing locations • Revenue is forecasted to grow 1% quarterly from 2025 through 2027
Management Fees Revenue	• Residential management fee revenue is driven by average occupancy growth of 600 bps (ADC increase of 1,100) in 2023, 480 bps (ADC increase of 849) in 2024, 240 bps (ADC increase of 439) in 2025, 130 bps (ADC increase of 227) in 2026 and 50 bps (ADC increase of 88) in 2027 • RevPOR is forecasted to increase 7% in 2023, 11% in 2024, 5% in 2025 and 3% in 2026 and 2% in 2027 • Forecast assumes fee eligible capital spend of approximately $100 million each year on behalf of managed communities • Forecast does not assume DHC exercises any contractual termination rights in the case that profitability at any managed community drops below a contractually defined threshold • Management fee revenues does not include potential to earn 15% incentive fees on excess of portfolio EBITDA target.
G&A	• G&A expenses forecasted as ~31% of total revenue (excl. reimbursements) in 2023E, decreasing to ~28% by 2027E • G&A expenses forecasted to decrease ~16% in 2023E and increase ~3% in 2024E, ~4% in 2025E, ~3% in 2026 and ~2% in 2027E
Acq. & Disp. Of Property & Equipment	• Acquisition and Disposition of Property and Equipment expense of $16.4mm in 2023E, $8.4mm in 2024E, and $6.0mm thereafter
Net Working Capital	• Increase in Net Working Capital of $1.0mm in 2023E, $2.1mm in in 2024E, $0.6mm in 2025E, $0.3mm in 2026E, and $0.1mm in 2027E

Source: ALR Management as of 02/02/2023.

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ALR Financial Projections

($ in millions)	2020A	2021A	3Q 2022 LTM	2022E[1]	Projections 2023E	2024E	2025E	2026E	2027E	'23E - '27E CAGR
Lifestyle Services Revenue	$82.0	$68.0	$59.0	$58.9	$60.2	$63.2	$67.0	$68.3	$69.7	3.7%
Residential Revenue	77.0	64.6	63.9	67.5	82.4	95.4	103.8	108.7	112.5	8.1
Residential Management Fee Revenue	62.9	47.5	36.9	37.0	41.6	48.3	51.6	53.7	55.0	7.2
Incentive Fees	–	–	–	–	–	–	–	–	–	–
Other Operating Income	3.4	7.8	0.0	0.0	–	–	–	–	–	–
Total Revenue (Excl. Reimbursements)	$225.4	$187.9	$159.7	$163.3	$184.2	$206.9	$222.3	$230.7	$237.2	6.5%
(YoY % Growth)						*12.3%*	*7.5%*	*3.8%*	*2.8%*	
Reimbursed Costs Incurred on Behalf of Managed Communities	$916.2	$722.9	$533.5	$534.7	$570.6	$631.3	$631.9	$638.4	$656.3	3.6%
Other Reimbursed Expenses	25.6	31.6	14.7	14.8	16.5	17.2	17.4	17.9	18.3	2.6
Total Revenue	$1,167.2	$942.4	$708.0	$712.9	$771.3	$855.4	$871.7	$886.9	$911.8	4.3%
(YoY % Growth)						*10.9%*	*1.9%*	*1.8%*	*2.8%*	
Lifestyle Service Expenses	($66.3)	($59.3)	($56.0)	($56.7)	($58.9)	($61.3)	($65.3)	($66.6)	($68.0)	3.6%
Residential Living Wages and Benefits	(41.8)	(39.0)	(36.5)	(39.2)	(50.9)	(56.7)	(60.4)	(63.1)	(64.9)	6.3
Other Residential Operating Expenses	(27.5)	(30.3)	(26.0)	(24.5)	(28.5)	(28.3)	(28.1)	(29.4)	(30.7)	1.8
Rent Expense	(1.3)	–	–	–	–	–	–	–	–	–
General and Administrative Expenses	(86.9)	(86.0)	(72.0)	(69.1)	(58.0)	(59.7)	(62.3)	(63.9)	(65.4)	3.0
Restructuring Expenses	(0.3)	(18.9)	(4.3)	(3.0)	(0.1)	–	–	–	–	–
Cash Expenses (Excl. Reimbursed Costs)	($224.1)	($233.5)	($194.7)	($192.4)	($196.4)	($206.1)	($216.2)	($223.0)	($229.0)	3.9%
(YoY % Growth)						*4.9%*	*4.9%*	*3.1%*	*2.7%*	
Reimbursed Costs Incurred on Behalf of Managed Communities	($916.2)	($722.9)	($533.5)	($534.7)	($570.6)	($631.3)	($631.9)	($638.4)	($656.3)	3.6%
Total Cash Expenses	($1,140.2)	($956.4)	($728.3)	($727.1)	($767.0)	($837.4)	($848.1)	($861.3)	($885.2)	3.7%
(YoY % Growth)						*9.2%*	*1.3%*	*1.6%*	*2.8%*	
Other Adjustments[2]	($22.0)	($2.5)	($1.4)	($1.4)	–	–	–	–	–	
EBITDA	**$4.9**	**($16.5)**	**($21.6)**	**($15.6)**	**$4.3**	**$18.0**	**$23.6**	**$25.6**	**$26.5**	**57.3%**
(EBITDA Margin %)	*2.2%*	*(8.8%)*	*(13.5%)*	*(9.5%)*	*2.4%*	*8.7%*	*10.6%*	*11.1%*	*11.2%*	
Depreciation and Amortization	($11.0)	($11.9)	($12.5)	($13.0)	($15.0)	($15.5)	($15.5)	($16.7)	($17.9)	
EBIT	($6.1)	($28.4)	($34.1)	($28.6)	($10.7)	$2.5	$8.0	$8.9	$8.6	29.4%
Interest and Other Expense	(1.6)	(1.7)	(4.1)	(5.3)	(6.3)	(7.2)	(7.5)	(7.4)	(6.8)	
Interest, Dividend and Other Income	0.8	0.4	0.5	0.4	–	–	–	–	–	
Profit Before Tax	($6.9)	($29.7)	($37.6)	($33.4)	($17.0)	($4.6)	$0.5	$1.5	$1.8	20.5%

Memo:

	2023E	2024E	2025E	2026E	2027E
Acquisition and Disposition of Property and Equipment, net	$16.4	$8.4	$6.0	$6.0	$6.0
Change in Net Working Capital	1.0	2.1	0.6	0.3	0.1
Stock Based Compensation Expense[3]	2.0	2.0	2.0	2.0	2.0

Source: ALR Management as of 02/02/2023.
Note: "--" denotes not applicable.
(1) Includes three quarters of actuals and one quarter of projections.
(2) Other Adjustments includes Loss on Termination of Leases, Unrealized Gain on Equity Investments, Realized Gain (Loss) on Sale of Debt Equity Investments (net of tax), and Equity in Earnings (Losses) of an Investee.
(3) Included in General & Administrative Expenses.

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($ in millions) 2021A 2022E 2023E 2024E 2025E 2026E 2027E Profit Before Tax ($29.7) ($33.4) ($17.0) ($4.6) $0.5 $1.5 $1.8 Total Book to Tax Adjustments (1) ($2.6) $11.9 $9.3 $8.5 $7.2 $6.8 $6.5 Taxable Income (Loss) before NOL Utilization ($32.3) ($21.6) ($7.7) $3.9 $7.7 $8.3 $8.3 Net Operating Loss Deduction (2) -- -- -- ($3.1) ($6.2) ($6.7) ($6.7) Estimated Tax Rate (3) 26% 26% 26% 26% 26% 26% 26% Estimated Tax Amount -- -- -- $0.2 $0.4 $0.4 $0.4 Memo: NOLs at Year End $120.9 $142.5 $150.1 $147.0 $140.8 $134.2 $127.5 ALR Estimated Federal Taxable Income Summary Source: ALR Management as of 02/02/2023. (1) Comprised primarily of adjustments related to tax depreciation, business interest expense, gains/losses on asset sales and un rea lized gains/losses on investments. (2) Post TCJA (Tax Cuts and Jobs Act) losses, limited to 80% of taxable income. (3) Marginal tax rate of 26% based on 21% federal income tax rate and 5% state income tax as per ALR Management. (4) Includes $5.8mm of federal NOLs generated prior to the change - of - control restructuring in early 2020, restricting those NOLs to a utilization rate. (4) 8

3. Financial Analysis

ALR Financial Analysis Summary

For Informational Purposes

	Methodology	Implied Per Share Equity Value Reference Range	Implied Firm Value ($mm)[1]	Commentary
Discounted Cash Flow Analysis	Unlevered DCF (Incl. and Excl. NOL Utilization)	*Range Excl. NOL Utilization* $1.00 – $1.54; *Range Incl. NOL Utilization* $1.19 – $1.78	$57.7 - $84.0[2]	• WACC range of 17.7% - 19.8% • Terminal year perpetuity growth rate range of 1.0% to 3.0%
Selected Precedent Transactions Analysis	EV / NTM EBITDA	$1.00 – $1.39	$58.0 - $70.9	• Selected multiples range of 9.2x - 11.2x and ALR mgmt. 2023E EBITDA of $6.3mm[3]
Select Public Companies[4]	EV / 2023E EBITDA	$1.34 – $2.11	$69.2 - $95.1	• Selected multiples range of 10.9x - 15.0x and ALR mgmt. 2023E EBITDA of $6.3mm[3]
Selected 13E-3 Precedent Transactions	Offer Premium to Unaffected Share Price	$0.88 – $1.17	$53.7 - $63.4	• Based on 25th to 75th percentile offer premium range of 8.2% to 43.9% and ALR unaffected closing share price of $0.81 on 02/02/2023
Market Statistics	1-Year High/Low	$0.55 – $2.96	$42.8 - $123.4	
	6-Month High/Low	$0.55 – $1.71	$42.8 - $81.6	
	3-Month High/Low	$0.55 – $0.95	$42.8 - $56.2	

Offer Price: $1.31

Source: ALR Management, press releases, Wall Street Research and FactSet as of 02/02/2023.

(1) Shown for informational purposes. Implied firm value calculated using YE 2022 net debt balance of $24.4mm and fully diluted shares outstanding of 33.5mm as of 02/02/2023 as provided by ALR management.

(2) Based on Implied Per Share Equity Value range of $1.00 to $1.78.

(3) Represents ALR Adj. EBITDA not burdened by $2.0mm annual Stock-Based Compensation expense.

(4) Selected public companies include BKD, SNDA, ENSG and PNTG.

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Discounted Cash Flow Analysis

Assumptions

- Terminal year perpetuity growth rate of 1.0% to 3.0%
- Cash flows discounted to 12/31/2022 using discount rate range of 17.7% to 19.8%
- Excludes any tax attributes

	Period Ending December 31					Terminal
	2023E	2024E	2025E	2026E	2027E	Year
Total Revenue (Excl. Reimbursements)	$184.2	$206.9	$222.3	$230.7	$237.2	
EBITDA[1]	**$4.3**	**$18.0**	**$23.6**	**$25.6**	**$26.5**	
% Growth		*315.7%*	*30.8%*	*8.6%*	*3.7%*	
(-) Depreciation and Amortization	(15.0)	(15.5)	(15.5)	(16.7)	(17.9)	
EBIT	($10.7)	$2.5	$8.0	$8.9	$8.6	
(-) Income Taxes[2]	–	(0.7)	(2.1)	(2.3)	(2.2)	
NOPAT	**($10.7)**	**$1.9**	**$6.0**	**$6.6**	**$6.4**	
(+) Depreciation and Amortization	15.0	15.5	15.5	16.7	17.9	
(-) Acq. & Disp. of Property & Equipment, net	(16.4)	(8.4)	(6.0)	(6.0)	(6.0)	
(-) Increase in Net Working Capital	(1.0)	(2.1)	(0.6)	(0.3)	(0.1)	
Unlevered Free Cash Flow	**($13.0)**	**$6.8**	**$14.9**	**$17.0**	**$18.1**	**$18.5**
% Growth		*NA*	*117.3%*	*14.2%*	*6.8%*	*2.0%*

Implied Enterprise Value

(@ WACC of 18.8% and Perpetuity Growth Rate of 2.0%)

Unlevered Free Cash Flows (2023E - 27E)	$43.9
PV of Unlevered Free Cash Flows	**$19.0**
Terminal Year FCF	18.5
Terminal Year Value	110.4
Discount Factor	0.42x
PV of Terminal Value	**$46.7**
Implied Enterprise Value	**$65.7**
(-) Net Debt	(24.4)
Implied Equity Value	**$41.4**
Fully Diluted Share Count	33.5
Implied Equity Value Per Share	**$1.24**

Sensitivity

Implied Equity Value Per Share

	Perpetuity Growth Rate		
Discount Rate	1.0%	2.0%	3.0%
17.7%	$1.31	$1.42	$1.54
18.8%	1.14	1.24	1.34
19.8%	1.00	1.07	1.16

Source: AlerisLife Management as of 02/02/2023.

Note: AlerisLife YE 2022 capitalization per ALR management as of February 2023. ALR's net debt balance of $24.4mm excludes cash held by ALR's captive insurance entity per ALR management.

(1) ALR EBITDA burdened by annual Stock-Based Compensation expense of $2.0mm, included in General & Administrative expense.

(2) Marginal tax rate of 26% based on 21% federal income tax rate and 5% state income tax. Analysis assumes no further tax attributes utilized during forecast period.

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($ in millions) 2021A 2022B 2023E 2024E 2025E 2026E 2027E 2028F 2029F 2030F 2031F 2032F 2033F 2034F 2035F 2036F 2037F 2038F 2039F 2040F 2041F 2042F 2043F 2044F Profit Before Tax ($29.7) ($33.4) ($17.0) ($4.6) $0.5 $1.5 $1.8 Total Book to Tax Adjustments (1) ($2.6) $11.9 $9.3 $8.5 $7.2 $6.8 $6.5 Taxable Income (Loss) before NOL Utilization ($32.3) ($21.6) ($7.7) $3.9 $7.7 $8.3 $8.3 NOL Utilization (2) -- -- -- ($3.1) ($6.2) ($6.7) ($6.7) ($6.8) ($6.9) ($7.1) ($7.2) ($7.3) ($7.5) ($7.6) ($7.8) ($8.0) ($8.1) ($8.3) ($8.4) ($8.6) ($8.8) ($9.0) ($9.1) ($1.0) Annual Growth (%) 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% Implied Savings from NOLs -- $0.8 $1.6 $1.7 $1.7 $1.8 $1.8 $1.8 $1.9 $1.9 $1.9 $2.0 $2.0 $2.1 $2.1 $2.2 $2.2 $2.2 $2.3 $2.3 $2.4 $0.3 Memo: Federal NOLs (EOY) $120.9 $142.5 $150.1 $147.0 $140.8 $134.2 $127.5 $120.7 $113.8 $106.8 $99.6 $92.2 $84.7 $77.1 $69.3 $61.3 $53.2 $44.9 $36.5 $27.9 $19.1 $10.1 $1.0 -- ALR Management Forecast Extrapolated Forecast Discounted Cash Flow Analysis of Tax Attributes NOL utilization during forecast period as projected by management; post forecast period perpetuity growth rate of 1.0% to 3.0 % Savings from NOLs are discounted to 12/31/2022 using discount rate range of 17.7% to 19.8% Assumptions Source: AlerisLife Management as of 02/02/2023. (1) Comprised primarily of adjustments related to tax depreciation, business interest expense, gains/losses on asset sales and un rea lized gains/losses on investments. (2) Post TCJA losses, limited to 80% of taxable income. (3) Includes $5.8mm of Federal NOLs generated prior to the change - of - control restructuring in early 2020, restricting those NOLs to a utilization rate. Implied Savings From NOLs Sensitivity Implied NOL Savings Per Share $0.22 1.0% 2.0% 3.0% 17.7% $0.23 $0.23 $0.24 18.8% 0.21 0.22 0.22 19.8% 0.20 0.20 0.21 Perpetuity Growth Rate of NOL Utilization Discount Rate (3) 11

Selected Precedent Transactions Analysis

Healthcare Operator Transactions

($ in millions)

Acquiror	Target	Primary Business	Announcement Date	Deal Value ($mm)	EV / NTM EBITDA	For informational purposes: EV / LTM EBITDA
Cogir Management	Cadence Living	Senior Living	Nov-22	NA	NA	NA
U.S. Physical Therapy, Inc.	**14-Clinic Physical Therapy Practice**	**Physical Therapy**	**Nov-22**	**$32**	**NA**	**NA**
Lee Equity Partners / Coastwood Senior Housing Partners	Discovery Senior Living	Senior Living	Oct-22	NA	NA	NA
Conversant Capital LLC(1)	**Sonida Senior Living**	**Senior Living**	**Oct-21**	**$155**(2)	**10.3x**(2)	**6.5x**(2)
Atria Senior Living(3)	Holiday Retirement	Senior Living	Jun-21	NA	NA	NA
RCCH HealthCare Partners	**LifePoint Health, Inc.**	**Inpatient / Outpatient / Post-Acute Services**	**Jul-18**	**$5,600**	**NA**	**8.5x**
KKR	Envision Healthcare Corporation	Post-Acute Care	Jun-18	$9,900(4)	10.1x(4)	10.9x(4)
ProMedica / Welltower	**HCR ManorCare**	**Post-Acute Services / Long-Term Care**	**Apr-18**	**$5,749**	**NA**	**16.8x**
Humana, Inc.; TPG Capital and Welsh, Carson, Anderson & Stowe	Kindred Healthcare, Inc.	Post-Acute & Rehabilitation Services	Dec-17	$4,100	NA	10.0x
Kindred Healthcare, Inc.	**Gentiva Health Services, Inc.**	**Post-Acute & Rehabilitation Services**	**Feb-15**	**$1,800**	**NA**	**9.3x**
Genesis Healthcare, LLC	Skilled Healthcare Group, Inc.	Skilled Nursing	Aug-14	NA	NA	9.8x
Brookdale	**Emeritus Corporation**	**Senior Living**	**Jul-14**	**$1,400**	**NA**	**14.1x**
Gentiva Health Services, Inc.	Harden Healthcare Holdings, Inc.	Post-Acute & Rehabilitation Services	Sep-13	$409	NA	11.1x
High					**10.3x**	
Mean					**10.2**	
Median					**10.2**	
Low					**10.1**	

	AlerisLife 2023E EBITDA	EV / NTM EBITDA Low(6)	EV / NTM EBITDA High(6)	Implied Equity Value Per Share Low	Implied Equity Value Per Share High
AlerisLife Implied Firm Value	$6.3(5)	9.2x	11.2x	$58.0	$70.9
(-) Net Debt				(24.4)	(24.4)
Implied Equity Value				$33.6	$46.5
FDSO				33.5	33.5
AlerisLife Implied Equity Value Per Share				**$1.00**	**$1.39**

Source: AlerisLife Management, press releases, public filings, Wall Street research and S&P Capital IQ as of 02/02/2023.
Note: "NA" denotes not publicly available. Metrics other than EV / NTM EBITDA shown for informational purposes.
(1) In October 2021, Sonida Senior Living (f/k/a Capital Senior Living) announced that it had entered into an Amended and Restated Investment Agreement with affiliates of Conversant Capital LLC whereby it would raise a total of $154.8mm through various financing transactions with Conversant.
(2) Represents NTM EBITDA based on actual Q4 2021-Q3 2022 Adj. EBITDA of $15.1mm, as reported by Sonida Senior Living. Adj. EBITDA not burdened by Stock-Based Compensation expense. No EBITDA projections available for Sonida since 2019. NTM EBITDA multiple calculated as transaction value of $155mm divided by NTM EBITDA of $15.1mm. LTM EBITDA multiple calculated as $155mm divided by Q4 2020-Q3 2021 reported Adj. EBITDA of $24mm.
(3) In June 2022, Atria Senior Living acquired the management services business of Holiday Retirement for an undisclosed price, while Welltower purchased the 86 properties that Holiday owned and self-managed for $1.58bn.
(4) Represents NTM EBITDA based on transaction value of $9.9bn and NTM EBITDA multiple of 10.1x, as disclosed in public filings. LTM EBITDA multiple of 10.9x as disclosed in public filings.
(5) Represents ALR Adj. EBITDA not burdened by $2.0mm annual Stock-Based Compensation expense.
(6) EV / NTM EBITDA range based on +/-10% of median NTM EBITDA multiple of 10.2x.

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Appendix (For Informational Purposes)

Selected Public Companies

($ in millions, expect per share values)

Company	Share Price as of 02/02/23	Fully Diluted Market Cap	Firm Value	EV / 2023E Revenue	EV / 2023E EBITDA	2023E EBITDA Margin
Brookdale Senior Living Inc.	$2.87	$537.4	$3,996.1	1.3x	15.0x	8.9%
Sonida Senior Living, Inc.	13.64	91.0	772.3	NA	NA	NA
Ensign Group, inc.	93.98	5,260.3	5,098.1	1.5	11.9	12.7
The Pennant Group, Inc.	12.76	378.7	437.7	0.9	10.9	8.1
High				**1.5x**	**15.0x**	**12.7%**
Mean				**1.2**	**12.6**	**9.9**
Median				**1.3**	**11.9**	**8.9**
Low				**0.9**	**10.9**	**8.1**
For informational purposes:						
AlerisLife Inc.[1]	**$0.81**	**$27.1**	**$51.5**	**0.3x**	**8.1x[2]**	**2.4x**

	AlerisLife 2023E Adj. EBITDA	EV / 2023E Adj. EBITDA (x) Low (x)	High (x)	Implied Equity Value Per Share Low	High
AlerisLife Implied Firm Value	$6.3[2]	10.9x	15.0x	$69.2	$95.1
(-) Net Debt				(24.4)	(24.4)
Implied Equity Value				$44.9	$70.7
FDSO				33.5	33.5
AlerisLife Implied Equity Value Per Share (EV / 2023E EBITDA)				**$1.34**	**$2.11**

Source: AlerisLife Management, public filings, and FactSet as of 02/02/2023.

Note: ALR YE 2022 capitalization and projections per ALR management as of February 2023. Financials and projections per public filings and FactSet for selected companies. Metrics other than EV / 2023E EBITDA shown for informational purposes. "NA" denotes not publicly available.

(1) Based on ALR Management forecast.

(2) Represents ALR Adj. EBITDA not burdened by $2.0mm annual Stock-Based Compensation expense.

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Selected Public Healthcare Operators

($ in millions)

		AlerisLife (Never stop advancing)	Brookdale Senior Living	Sonida Senior Living	Ensign Group	Pennant Group
Portfolio	**Primary Business**	Senior Living / Rehabilitation	Senior Living	Senior Living	Post-Acute Care	Home Health / Hospice / Senior Living
	Geographic Diversity	30 States	41 States	18 States	22 States	14 States
	Facility Types	140 Senior Living Communities / 203 Outpatient Locations / 8 Inpatient Clinics	672 Senior Living Communities	76 Senior Living Communities	206 Central Locations	94 HH&H Agencies / 49 Senior Living Facilities
	Community Mix *(% of Total Communities)*: Owned, Leased, Managed	14% (Owned), 86% (Managed)	45% (Owned), 51% (Leased), 4% (Managed)	82% (Owned), 18% (Managed)	73% (Owned), 27% (Leased)	100%[1] (Leased)
Business Mix	**Business Mix** *(% of 3Q22 Revenue)*: Senior Living, Home Care, Facility-Based Services, Hospice, Other[3]	65% (Senior Living), 35%[2] (Facility-Based Services)	100% (Senior Living)	100% (Senior Living)	4% (Senior Living), 94% (Facility-Based Services), 2% (Other)	28% (Senior Living), 38% (Home Care), 34% (Hospice)
Selected Financial Metrics	**Enterprise Value**	$51[4]	$3,996	$772	$5,098	$438
	Market Capitalization	27[4]	537	91	5,260	379
	Net Debt / LTM EBITDA	*NM*	13.4x	*NM*	*NM*	3.2x
	Price / 2023E EPS	*NM*	*NM*	*NM*	20.1	17.5
Profitability & Growth Outlook	**Revenue Growth 2023E - 2024E**	12.3%	7.7%	*NA*	7.5%	6.7%
	2023E EBITDA	$4.3	$266.2	*NA*	$428.4	$40.0
	2024E EBITDA	18.0	329.7	*NA*	468.6	43.9
	2025E EBITDA	23.6	*NA*	*NA*	511.1	49.7
	EBITDA Growth 2023E - 2024E	315.7%	23.8%	*NA*	9.4%	9.6%
	EBITDA Growth 2024E - 2025E	30.8	*NA*	*NA*	9.1	13.4

Source: Public filings as of 09/30/2022 and FactSet as of 02/02/2023.
Note: ALR financial information per ALR management. "NA" denotes not publicly available.
(1) Pennant's subsidiaries lease and operate but do not own the underlying real estate of the operations. Pennant does not own any operating assets.
(2) ~1% of Facility-Based Services comes from the Windsong Home Health brand.
(3) "Other" for Ensign includes real estate under Standard Bearer that is leased to skilled nursing and senior living operators.
(4) YE capitalization per ALR management. YE estimated net debt balance of $24.4mm excludes cash held by ALR's captive insurance entity per ALR management.

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Selected 13E-3 Precedent Transactions

All Industries excl. Energy[(1)]

Ann. Date	Acquiror	Target	Consideration % Cash	% Stock	Existing Own. (%)	Deal Value ($mm)	Price Per Share Initial	Final	Premium[(2)] Unaffected	1-Day	1-Month	Price Increases #	Total (%)	Avg. (%)
5/25/2022	Axar Capital Management LP	StoneMor Inc	100%	--	72%	$428	$3.50	$3.50	54%	52%	40%	–	--%	--%
8/30/2021	Geneve Holdings Inc	Independence Holding Co	100	–	63	313	50.00	57.00	14	36	27	1	14	14
7/2/2021	Banco Santander, S.A.	Santander Consumer USA Holdings Inc	100	--	80	2,512	39.00	41.50	14	14	7	1	6	6
11/12/2020	Sumitovant Biopharma Ltd	Urovant Sciences Ltd	100	–	72	169	16.25	16.25	96	105	81	–	–	–
9/4/2020	Farm Bureau Property & Casualty	FBL Financial Group Inc	100	--	61	587	47.00	61.00	25	64	77	2	30	15
8/31/2020	Ionis Pharmaceuticals	Akcea Therapeutics Inc	100	–	76	445	15.50	18.15	(1)	59	67	4	17	4
8/19/2020	Dufry AG	Hudson Ltd	100	--	57	303	6.25	7.70	50	46	89	2	23	12
11/27/2019	KYOCERA Corp	AVX Corp	100	–	72	1,031	19.50	21.75	45	45	34	3	12	4
4/23/2019	Sonic Financial Corp	Speedway Motorsports Inc	100	--	72	900	18.00	19.75	42	44	41	2	10	5
3/4/2019	BBX Capital Corp	Bluegreen Vacations Corp	100	–	90	115	16.00	16.00	2	19	16	–	–	–
11/16/2018	Employers Mutual Casualty Co	EMC Insurance Group Inc	100	--	54	356	30.00	36.00	15	50	50	2	20	10
11/9/2018	NASCAR Media Group LLC	International Speedway Corp	100	–	84	1,167	42.00	45.00	15	14	22	5	7	1
6/19/2018	Roche Holding AG	Foundation Medicine Inc	100	--	57	2,261	133.00	137.00	0	29	69	3	3	1
1/9/2018	Michael Karfunkel Family 2005 Trust	Amtrust Financial Services Inc	100	–	51	1,447	12.25	14.75	45	45	46	3	20	7
3/9/2016	Hallmark Cards Inc	Crown Media Holdings Inc	100	--	90	176	5.05	5.05	(1)	2	18	–	0	–
3/7/2016	American Financial Group Inc	National Interstate Corp	100	–	51	312	30.00	32.50	10	44	40	3	8	3
2/29/2016	Icahn Enterprises L.P	Federal-Mogul Holdings Corporation	100	--	82	305	7.00	10.00	38	101	110	5	43	9
1/15/2016	Existing Management	Synutra International Inc	100	–	64	128	5.91	6.05	25	58	25	1	2	2
2/5/2014	Great American Insurance Group	National Interstate Corporation	100	--	52	290	28.00	30.00	3	35	30	1	7	7
2/19/2013	Chiesi Farmaceutici SpA	Cornerstone Therapeutics Inc	100	–	58	112	6.55	9.50	39	73	70	3	45	15
12/13/2012	Sprint Nextel Corp	Clearwire Corp	100	--	50	3,330	2.60	5.00	58	82	125	5	92	18
11/28/2012	Danfoss A/S	Sauer-Danfoss Inc	100	–	76	693	49.00	58.50	11	49	49	4	19	5
11/14/2011	BFC Financial Corp	Bluegreen Corp	100	--	54	157	5.70	10.00	390	381	403	3	75	25
11/1/2010	CNA Financial Corporation	CNA Surety Corporation	100	–	62	478	22.00	26.55	15	38	47	4	21	5
8/26/2010	Berkshire Hathaway Inc	Wesco Financial Corp.	100	--	80	545	353.00	390.54	8	20	14	1	11	11
12/22/2009	Danfoss Acquisition Inc.	Sauer-Danfoss Inc.	100	–	76	156	10.10	14.00	21	53	54	1	39	39
9/9/2009	Tilman J. Fertitta	Landry's Restaurants Inc.	100	--	55	178	13.00	24.50	120	126	158	8	88	11
1/18/2005	Liberty Media	UnitedGlobalCom Inc.	20	80	53	3,618	9.34	9.45	13	11	24	3	1	0
3/18/2002	Network Associates Inc.	McAfee.com Corp.	52	48	75	230	7.43	15.43	(21)	(1)	(5)	6	108	18
8/30/2000	AXA SA	AXA Financial Inc.	65	35	60	11,189	49.44	54.63	4	5	43	2	10	5
75th Percentile									44%	59%	70%	4	28%	13%
Average									38	57	62	3	24	9
Median									15	45	44	3	13	7
25th Percentile									8	22	25	1	7	4

For informational purposes:

Ann. Date	Acquiror	Target	% Cash	% Stock	Existing Own. (%)	Deal Value ($mm)	Initial	Final	Unaffected	1-Day	1-Month	#	Total (%)	Avg. (%)
Pending	ABP Trust	AlerisLife Inc.	100%	--	39%[(3)]	$68	$0.95	$1.31	62%	64%	138%	4	38%	9%

	ALR Unaffected Share Price	Premium to Unaffected Share Price Low[(4)]	High[(4)]	Implied Equity Value Per Share Low	High
AlerisLife Implied Equity Value Per Share	$0.81	8.2%	43.9%	$0.88	$1.17

Source: Deal Point Data, FactSet and public filings as of 02/02/2023.

Note: Selected announced transactions from January 1, 2000, to August 5, 2022, where acquiror with >50% existing ownership stake in a U.S. public company target acquired the remaining stake it did not already own in the target company. Excludes transactions with 100% cash consideration announced prior to January 1, 2010. Metrics other than unaffected premium shown for informational purposes.

(1) Excludes transactions where target company operates in energy, metals & mining or chemicals industry.

(2) Based on final price and target company stock price one-day and one-month prior to unaffected date.

(3) Includes shares held by DHC subject to the terms of a separate agreement between DHC and ABP (see "Certain Closing Conditions" on slide 5).

(4) Premium to unaffected share price range based on 25th to 75th percentile of selected precedent transactions.

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WACC Calculation

WACC Calculation Inputs

Target Capital Structure (Net Debt / Total Capital)[1]:	20.0 –	10.0	%
After-Tax Cost of Debt:		4.9	%
Expected Long-Term Yield[2]:		6.6	%
– Current Statutory Marginal Tax Rate:		26.0	%
Cost of Equity: 6.5% Equity Market Risk Premium	20.9 –	20.6	%
7.5% Equity Market Risk Premium	21.9 –	21.5	%
Risk-Free Rate (20-Year CMT Bond):		3.7	%
Assumed Equity Market Risk Premium - low:		6.5	%
Assumed Equity Market Risk Premium - high:		7.5	%
Relevered Equity Beta:	0.94 –	0.88	
– Unlevered Asset Beta:		0.84	
– Implied Net Debt / Equity Ratio:	25.0 –	11.1	%
Small Cap Risk Premium:		11.2	%
High Yield Issuer? (Y / N)		Y	

Weighted Average Cost of Capital:	17.7 –	19.8	%
6.5% Equity Market Risk Premium	17.7 –	19.0	%
7.5% Equity Market Risk Premium	18.5 –	19.8	%

The low-end of the WACC is based upon the low-end of the equity market risk premium (6.5%) and the high-end of the net debt / total capital ratio. The high-end is based on the high-end of the equity market risk premium (7.5%) and the low-end of the capital structure.

Cost of Net Debt-Related Metrics

			Capital Structure		
	Value of Net Debt	Market Value of Equity	Net Debt / Total Capital Ratio	Current Statutory Marginal Tax Rate	Long Term Yield[2]
AlerisLife	$24	$27	47.3%	26.0%	6.6%

Cost of Equity-Related Metrics

	Adjusted Equity Beta (Bloomberg)	Beta Estimation Period (Yrs)	High Yield Issuer	Debt Beta	Unlevering Tax Rate	Unlevered Asset Beta
AlerisLife	1.197	3.8[3]	Y	0.3	26.0	0.839

Unlevering tax rate represents a blended average tax rate based on the number of days for which different statutory marginal tax rates were in effect during the beta estimation period.

Source: ALR Management, public filings, Wall Street Research, Bloomberg and FactSet as of 02/02/2023.
(1) Based on estimated capital structure of senior housing operators.
(2) Based on High Yield BB Index as of 02/02/2023.
(3) Adj. Equity Beta as of 04/02/2019 when ALR announced the restructuring of its management agreements with DHC.

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